 Exhibit 99

Conference Call Transcript
Texas Instruments Incorporated

December 8, 2011
4:00 p.m. Central time

The following is a transcript of the conference call and webcast held by Texas Instruments Incorporated (“TI”) December 8, 2011 to discuss an update to its outlook for the fourth quarter of 2011.

PARTICIPANTS

Corporate Participants

Ron Slaymaker – Vice President-Investor Relations

Other Participants

Uche Orji – Analyst, UBS Securities LLC
Shawn R. Webster – Analyst, Macquarie Capital (USA), Inc.
Vivek Arya – Analyst, Bank of America Merrill Lynch
James V. Covello – Analyst, Goldman Sachs & Co.
Mark J. Lipacis – Analyst, Jefferies & Co., Inc.
Tore E. Svanberg – Analyst, Stifel, Nicolaus & Co., Inc.
Chris B. Danely – Analyst, JPMorgan Securities LLC
John W. Pitzer – Analyst, Credit Suisse (United States)
Craig A. Ellis – Analyst, Caris & Co., Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Texas Instruments Fourth Quarter 2011 Mid-Quarter Update Conference Call.

At this time, I would like to turn the conference over to Mr. Ron Slaymaker. Please go ahead, sir.

Ron Slaymaker, Vice President-Investor Relations

Good afternoon and thank you for joining TI’s mid-quarter financial update for the fourth quarter of 2011. In a moment, I will provide a short summary of TI’s current expectations for the quarter, updating the revenue and EPS estimate ranges for the company. In general, I will not provide detailed information on revenue trends by segments or end markets and I will not address details of profit margins. In our earnings release at the end of the quarter, we will provide this information.

As usual, with our mid-quarter update, we will not be taking follow-up calls this evening. Considering the limited information available at this point in the quarter and in consideration of everyone’s time, we will limit this call to 30 minutes. For any of you who missed the release, you can find it on our website at ti.com/ir. This call is broadcast live over the web and can be accessed through TI’s website. A replay will be available through the web.

This call will include forward-looking statements that involve risks and uncertainties that could cause TI’s results to differ materially from management’s current expectations. We encourage you to review the Safe Harbor Statement contained in the news release published today, as well as TI’s most recent SEC filings for a more complete description.

We have narrowed and lowered our expected ranges for TI’s revenue and earnings from our previous ranges. We now expect TI revenue between $3.19 billion and $3.33 billion. We expect earnings per share between $0.21 and $0.25. The reductions are due to broadly lower demand across a wide range of markets, customers and products, except for wireless applications processors.

Operator, you can now open the line for questions. In order to provide as many of you as possible the opportunity to ask a question, please limit yourself to a single question. I will provide you the opportunity to ask a follow-up question.  Operator?

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And we’ll go first to Uche Orji with UBS.

<Q – Uche Orji – UBS Securities LLC>: Thank you very much. Ron, can I just ask you if there are any one-time items that may have impacted the EPS, the way it did relative to revenue downgrade?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Uche, are you asking specifically about why it seems like EPS moves...

<Q – Uche Orji – UBS Securities LLC>: That is correct.

<A – Ron Slaymaker – Texas Instruments Incorporated>: ...down disproportionate to the revenue?

<Q – Uche Orji – UBS Securities LLC>: Yes.

<A – Ron Slaymaker – Texas Instruments Incorporated>: I don’t know that I would say – actually, there are some one-time items. Let me kind of walk through that transition in general if I can.

First of all, I would say, mix is unfavorable. And if you think about it, we actually haven’t talked yet about product areas per se, but what I would say is, we’re seeing downside versus our expectations in some of the more profitable areas, such as communications infrastructure and some of the catalog, Analog and Embedded Processing product areas while at the same time, we’re seeing upsides in Wireless. So that mix shift is unfavorable to profit margins, and therefore EPS.

I think also impacting us this quarter is utilization. With revenue down more than we had initially expected, we’ve also further reduced production loadings to avoid building excess inventory. And so as a result, the underutilization expense will be higher this quarter, therefore further pressuring profit margins compared to last quarter.

And then finally, maybe to the point you had initially asked, we will have higher acquisition-related expenses by about $20 million, which is about $0.01 per share higher than what we had previously expected.

Do you have a follow-on, Uche?

<Q – Uche Orji – UBS Securities LLC>: Yes, I do. Thank you very much for that. Now, in terms of the, what changed between the last earnings call and now, obviously we know the macro has continued to weaken, but, in terms of the expectation that we were seeing a bottoming process forming, are you still willing to stand by that comment, even though you’ve had to lower now? If I had to recalibrate how you view things from here onwards in respect to earlier comments from your last earnings call, how shall I think about it?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Okay, so let’s start with the, what changed. And again, as I said in my opening remarks, the weakness really is pretty broad-based with the exception of Wireless. So revenue in our Analog, Embedded Processing and Other segments is weaker than we had originally expected. If you look at it by end market, communications infrastructure is exceptionally weak. Really that’s being driven by UMTS-based systems in North America as those couple of carriers await the outcome of their proposed merger.

Industrial markets also remain weak and I would say, in that space, we have both customers and distributors seemingly pushing component inventory levels just to very low levels. In the computing space, computing overall is down with declines at storage or hard disk drive customers especially exacerbated by the flooding in Thailand. And then consumer product areas, such as televisions and video games, are also weak this quarter.

I mentioned the one bright spot is Wireless, and there, our OMAP revenue is doing very well this quarter. Just as a reminder, we’re now seeing the benefit of customer programs that have ramped into production using our latest OMAP 4 processor, those customer programs include Samsung’s Nexus smartphone, which is our first production program based on Google’s Ice Cream Sandwich reference design; Samsung’s Galaxy S II smartphone; Motorola’s DROID BIONIC and RAZR smartphones; LG’s Thrill smartphone with its 3D playback and capture feature; and then most recently, the Amazon Fire tablet and the Barnes & Noble NOOK tablet are both based upon OMAP 4.

And then probably the final end market area that I would mention is automotive, and there, I would describe that sales into automotive applications, we would expect this quarter to be about flat sequentially, which was really about as we had expected.

So that’s really what changed, Uche, and thank you for your question. And we’ll move to the next caller.

Operator: Thank you. We’ll go next to Shawn Webster with Macquarie.

<Q – Shawn Webster – Macquarie Capital (USA), Inc.>: Yeah. Thank you. I was wondering if you could add some color if you could on the order linearity. When did – did you see cancellations and push-outs? Or is it just turns didn’t come in as expected? And how did orders progress month by month for the quarter so far? Thank you.

<A – Ron Slaymaker – Texas Instruments Incorporated>: Okay. Shawn, I would say, orders, total orders will likely decline some from the third quarter level. This decline includes the seasonal impact from calculators as well as what I would just characterize as lumpiness in baseband. If we just look at our semiconductor products and pull out baseband because of that lumpiness I would say orders there have generally been moving sideways since the significant drop that we saw in the month of July and that we talked about in our October call. They’ve been kind of noisy from a month-to-month basis but the overall trend has been flattish since that period.

Do you have a follow-on, Shawn?

<Q – Shawn Webster – Macquarie Capital (USA), Inc.>: Yes. Just on inventories, I was wondering if you could hazard a guess if you think your OEM and your distribution customers are burning inventory now or what your visibility there is?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Clearly reducing inventory, so – and I would say really in both fronts. The distribution, we obviously see that data most clearly because we just know what distributors are carrying and they are continuing to take inventories down. I would say they have inventories down to very low levels. Then our belief is that at the OEM customers inventory is being reduced and that in fact we’re under-shipping those customers’ production levels.

Okay, Shawn, thank you for your questions. We’ll move to the next caller.

Operator: Thank you. We’ll go next to Vivek Arya with Bank of America Merrill Lynch.

<Q – Vivek Arya – Bank of America Merrill Lynch>: Thanks for taking my question. Ron, I have actually a longer-term question. In the past year you’ve added a significant amount of capacity and I understand these are not short-term decisions, but structurally are there actions that you can take to limit downside if macro remains somewhat weak for the next one or two quarters also?

<A – Ron Slaymaker – Texas Instruments Incorporated>: You mean specifically in terms of shutting down some of that capacity?

<Q – Vivek Arya – Bank of America Merrill Lynch>: Yes. Because gross margins have taken a big hit over the last several quarters and I’m trying to understand how you can sort of limit downside from here given that the visibility is still somewhat weak out there.

<A – Ron Slaymaker – Texas Instruments Incorporated>: Vivek, I would just say that’s not in our plans. Obviously there are a lot of options we could do, but especially given our view that we’re under-shipping demand. Therefore when customers are through with their inventory correction we will be seeing growth even if there is no growth in end demand or inventory replenishment, just as we move back to the customers’ production levels. So, in that environment and especially considering the low carrying costs of the capacity that we have on board, we have no intention to take any of that, especially the new capacity that we’ve been bringing on, and doing anything other than fill it up over the course of time.

Did you have a follow-on, Vivek?

<Q – Vivek Arya – Bank of America Merrill Lynch>: Yes, so one more. You mentioned that you were under-shipping demand. So, if you look at historical trends, how long can that situation persist, i.e., is Q4 a bottom? Is Q1 a bottom? How do we get a sense for that, based on what you have seen in similar situations before?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Okay, sure. And I think this ties somewhat back to the question Uche asked me that I hadn’t gotten to specifically, which is, do we still believe that we’re in this, a bottoming process, the downturn? And the answer is, we do. So, what we look at first of all is, the inventory levels of TI chips at customers and distributors are now very low. And as I said before, we believe we’re under-shipping demand. So just to reiterate, at some point, customers will have to stop reducing inventory. And when that happens, our revenue will grow as our shipments increase to match the customers’ production levels, even if there’s no growth in end demand or replenishment of inventory.

And for anybody that’s watched this industry cycle over the course of time, you fully understand that once you start to get in that process and customers regain confidence in their own outlook, the next phase is, they will typically then layer in additional inventory as well. The customers historically have not forecast these snap-backs in their demand, and instead they rely on short product lead times to support their increased demand. We think we are very well positioned, both with our inventory as well as our short lead times, to support that inevitable increase in demand. And the other thing that I would point to, which I had mentioned earlier, is just the stability, you might say, in terms of the orders took a step down in the month of July, but they have generally been flattish since that time, which is to us indicative of a bottoming process as well.

I don’t have an exact time period, is it this quarter, is it next quarter as to when that snap back could occur. Historically if you look at semiconductor inventory corrections, the response time generally results in a couple of quarters of inventory burn and that’s just looking at history, but we’ll have to see what this one holds. I guess I would say that we continue to be encouraged that we’re in the bottoming process, even though demand was a little weaker than what we had initially expected this quarter.

Okay, Vivek, I believe that was your follow-up. We’ll move to the next caller please.

Operator: We’ll go next to Jim Covello with Goldman Sachs.

<Q – James Covello – Goldman Sachs & Co.>: Great. Thanks, Ron. Thanks so much for taking the question. I guess first question is, kind of strategically, with all the strategic fab capacity that you guys have, how do you think about using that in this kind of environment, or maybe even more specifically as things start to bounce back a little bit? Do you try to be a little bit more aggressive on pricing to pick up a little bit of that incremental bump in business that you’ll see as customers start to normalize the order patterns? Or is it more important you keep pricing pretty steady and try to get the margins back to a more healthy level?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Well margins will return to more normalized levels just as we fill that capacity up. So...

<Q – James Covello – Goldman Sachs & Co.>: Sure.

<A – Ron Slaymaker – Texas Instruments Incorporated>: ...my view is that probably doesn’t tie so much to pricing and just a matter of as we ship more units and therefore amortize that what currently is an underutilization expense, that will do good things for margins.

You’ve heard us say many times in the past that for the most part the proprietary product lines that we sell tend to be more spec elastic versus price elastic, so even though we’re aggressive in pursuing new opportunities, we tend to do it based on the product specifications that we’re offering, the support package, the applications engineering, as opposed to thinking that somehow if we drop a couple cents off the price, that somehow that would make a difference in the demand that we actually see.

So, again we tend not view price. Although, I will also say we recognize we have to be competitive on price and I think we have a cost structure that allows us to be competitive with any competitor in the world. So, again I think of it this way for our sales people, price is not an excuse for them to lose a piece of business, but nor is it the reason they should win a piece of business. We want to be competitive on price but we win the business based on other considerations.

Do you have a follow-on, Jim?

<Q – James Covello – Goldman Sachs & Co.>: Yes. This question is specifically about analog. I understand there’s a lot of program ramps and design wins and share gains in apps processors, but relative to the analog piece of the business when is it fair for us to measure your share gain story again? In other words, it is always difficult in the downturn to say well, they’re not gaining any share in a downturn, but when is it going to be fair for us to say look at your revenue share of the industry versus your revenue share in a previous period of the cycle and to determine whether the share gain story is playing out?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Jim, I don’t know that it’s not fair to look at it in a downturn. I mean we look at it every quarter. Now, we don’t overreact to any particular data point but I think the right way to do it is to sample it quarterly and we ask ourselves the question if there’s a quarter where we believe we underperformed we ask ourselves why, and frankly you guys should be asking us why as well. Sample it quarterly. The best way to make this story work over the long-term is to make sure it works every quarter.

At the same time maybe in a downturn like this you may see more strategic long-term moves in terms of share from the standpoint of gaining position at customers on new design programs and things like that more so than the difference show up in revenue that particular quarter. But again, every quarter absolutely counts.

Okay, Jim, and we’ll move to the next caller. Thank you.

Operator: Thank you. We’ll go to Mark Lipacis with Jefferies.

<Q – Mark Lipacis – Jefferies & Co., Inc.>: Thanks for taking my question. Ron, you said on your October quarter call I believe that you said that the distributor inventories were at six weeks and that was at normal levels. It sounds like they’re lower now. Given that you have pretty clear visibility there can you quantify where they are now? Or at least talk qualitatively about how close they are relative to where they were at the depths of the financial crisis?

<A – Ron Slaymaker – Texas Instruments Incorporated>: I don’t want to try to quantify where distributors are right now until the end of the quarter, Mark, but I think your interpretation of what we’re saying is correct that distributor inventory is going down this quarter. In fact, maybe if I can just comment on distribution overall, but make some specific inventory comments. If you just look at resales we would expect resales from distribution to decline compared to the third quarter although at this point, it looks like they’ll decline a little less than TI’s revenue would overall if we take the National, or the SVA revenue, out just because we only had it for, what, a week last quarter.

Inventory distributors we expect to be down by a double-digit percentage at this point. And again, that’s compared with the third quarter. Although I’ll also say that that includes inventory returns from a discontinued National distributor. And so the returns from that distributor probably will contribute maybe a couple – few points of the decline in and of itself. But even without that you can see there’s a pretty sharp decline in distributor inventory levels.

Just one data point that I saw that I’ll pass on almost anecdotally. If you look at inventory for products that we would characterize as specific to the industrial market, just in the last couple of quarters, inventory of those products at distributors has been cut in half. Again the distributors are moving pretty aggressively in terms of reducing inventory. And we all have to watch it, because demand can come back pretty quickly. Again call it the buffer, where we feel comfortable with that, is that inside TI our own inventory we think we’re pretty well-positioned. So distributors are tightening up somewhat, but we feel that we have enough buffer inside TI to be able to respond as business comes back again.

Do you have a follow-on, Mark?

<Q – Mark Lipacis – Jefferies & Co., Inc.>: Yes, please. Thank you. Thanks for that detail. In trying to model the cash flow for next year, I guess I have to believe that front-end CapEx will be at maintenance levels. And then you may or may not have to get back-end equipment. One, is that a fair way to think about it? And two, could you give us a sense of what is like a maintenance level of CapEx?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Maybe one way to look at it overall, Mark, is I think historically we’ve guided that we would expect our CapEx to range somewhere between 5% to 8% of revenue. As you pointed out, with the capacity additions we’ve made, and over the past couple of years, I think it’s fair to – we clearly have pulled in capital spending from future years. We don’t need to spend a lot on front-end capacity. And therefore, we would expect to be at the lower end of that range, kind of what you said, both maintenance on the front end and then additions to assembly/test.

But what I would say is, even assembly/test, depending upon growth, as we have more units produced, obviously we’ll need to expand our capacity on assembly/test after we’ve refilled the existing capacity. And so with utilization both on front end and back end coming back somewhat as we’ve gone through this downturn, clearly, we have room to grow from current levels before we really even need to spend on back-end capacity to any significance.

All right, Mark, thank you. And we’ll move to the next caller.

Operator: Thank you. We’ll go to Tore Svanberg with Stifel Nicolaus.

<Q – Tore Svanberg – Stifel, Nicolaus & Co., Inc.>: Yes. Thank you. Ron, you quantitatively talked about some of your end markets, but could you also do the same for your regions, please?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Sure. I guess – and again, this is just based on the first two months of the quarter and extrapolating that through the end of the quarter, but it’s probably no surprise, Europe is currently our weakest region, followed by Asia and then the U.S. All three of those regions we would expect to be down based upon that two months’ worth of data. Japan, therefore, is the only region that is tracking to be up sequentially, and that’s really as it just continues its post-earthquake recovery.

Do you have a follow-on, Tore?

<Q – Tore Svanberg – Stifel, Nicolaus & Co., Inc.>: Yes. You talked about wireless infrastructure being exceptionally weak, and I think you mentioned maybe that’s due to some push-outs. Do you have a sense on how those push-outs look like – meaning, is this a quarter or this going to be a multi-quarter push-out?

<A – Ron Slaymaker – Texas Instruments Incorporated>: I don’t know. And I think as I said, it really goes beyond our customers. It’s to their customers with the carriers, and I think you’re all aware they’re trying to merge and how they spend and where they spend will be different based on whether that merger happens or if for some reason it doesn’t happen. And so in the interim, while they’re sorting that out, they’ve pretty much stopped spending. So I have no idea how to assess how long that may last, but that’s what’s currently impacting us there in terms of the decline.

Other carriers are flattish. Some of the programs in India or China that we’ve all talked about and hoped was maybe going to be ramping are still on hold at this point. But actually what’s impacting us in terms of the decline would be those North American carriers that I talked about.

Do you have a follow-on, Tore?

<Q – Tore Svanberg – Stifel, Nicolaus & Co., Inc.>: That’s the follow-on. I appreciate it. Thank you, Ron.

<A – Ron Slaymaker – Texas Instruments Incorporated>: Okay. Thank you. Let’s go to the next caller, please.

Operator: We’ll go to Christopher Danely with JPMorgan.

<Q – Chris Danely – JPMorgan Securities LLC>: Thanks, Ron. I think the minivan’s got a flat tire right now. Hey, so one thing that you said today that you guys also said on the conference call about a month and a half ago was that bookings have essentially bottomed for the last couple of months. But clearly the revenue outlook is worse. I’m just wondering, what is the difference there? Is this just in your opinion a massive inventory drawdown by the distys? Are your customers telling their demand is worse? Can you just sort of parse that out?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Chris, I don’t know that I can talk too specifically about customer demand. But our assessment is that this is mostly them taking inventory levels down more than what we had expected as opposed to their demand is significantly weaker than what we had expected.

Do you have a follow-on, Chris?

<Q – Chris Danely – JPMorgan Securities LLC>: Yeah. Have you noticed any, I guess, worse performance from the National versus the legacy TI business, i.e., is there any more downside from National, do you think any of this is a result of the merger?

<A – Ron Slaymaker – Texas Instruments Incorporated>: No. In fact I would say National, National is declining this quarter but declining about the same as our HPA revenue. And as you know, both of those areas are catalog products sold through distribution. And I would say they both have relatively strong ties to the industrial market, which is weak right now. But I wouldn’t say National is disproportionately a factor one way or the other here.

Okay, Chris, thank you. And we’ll move to the next caller.

Operator: Thank you. We’ll go next to John Pitzer with Credit Suisse.

<Q – John Pitzer – Credit Suisse (United States)>: Yeah, Ron. I guess I’m trying to figure out a little bit better what’s going on with gross margins in the December quarter. So, I guess, can you help me understand? If OpEx dollars are kind of flattish with the old model, that implies sort of a 200 basis point drop. If that’s the case, what’s utilization versus mix? And were you able to do anything on the OpEx line? Or with the National integration is OpEx kind of a fixed cost this quarter?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Okay. And, John, let me make sure I understand. Or maybe let me just kind of reiterate what we said even last quarter. OpEx, I think we said in our October call, our view is that OpEx would go up somewhere in the $160 million to $170 million range, and that was a combination of basically having a full quarter of National OpEx in fourth quarter versus only a week of it in the third quarter.

Also I think we talked about some of the – as we adjusted in light of the environment and the forecast some of the variable elements of compensation in the third quarter, there were catch-up accruals basically to adjust the cumulative effect for first half, and that catch-up piece of those lower accruals would not therefore recur in the fourth quarter.

So we said OpEx would be up about $160 million to $170 million. Suffice to say in this environment we’re going to try to keep a tight control and do better than that, but that, certainly, part of it which is – we’re not going to be able to do anything about. OpEx will go up by about that amount. Gross margin, I think as you pointed out, will be down, but it’s also down for the two reasons I talked about: mix and then especially utilization.

And then the only other consideration that I should just remind you about is remember, on cost of revenue there’s about $100 million of additional expense in the fourth quarter that I would describe as acquisition related. And that tied to the fair value markup of the inventory that we received from National as part of that acquisition. But those are probably the moving pieces that I can think of to point out at this point.

Did that answer your question, John?

<Q – John Pitzer – Credit Suisse (United States)>: Yeah, it did pretty much, Ron. I guess as a follow-up, midpoint of revenue coming down by about $140 million, I guess I just want to understand. Did Wireless quarter to date on the OMAP coming in better than you originally expected at the beginning of the quarter? Can you help us kind of give the magnitudes? If I ex out OMAP, what’s the rest of the business doing versus expectations at the beginning of the quarter?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Well, yes. OMAP is doing better than expected. I can’t quantify it at this point in the quarter, but I will just say OMAP is growing very nicely. And we’ll have more details for you in January. But we expected good growth out of it, and it’s delivering even better growth. And so other areas are making up the – more than offsetting that growth, and obviously we’ve taken the overall guidance down. So they’re all doing quite a bit worse than what we had anticipated when we came in. And again, probably for reasons of both macro as well as inventory reduction.

Okay, operator, I believe we’ll take one additional caller, please.

Operator: We’ll go next to Craig Ellis with Caris & Company.

<Q – Craig Ellis – Caris & Co., Inc.>: Oh, hey, Ron, thanks for sneaking me in. Just an inquiry on the PC-related businesses, you mentioned some Thai flooding impact. Has that proven to be a little bit worse than what the company expected into the quarter, or pretty much in line?

<A – Ron Slaymaker – Texas Instruments Incorporated>: Well, and again, if you go back to what we said in October, we looked at our own supply chain risks, both in terms of, I think, a lead frame that we bought from a supplier there that we knew would be disrupted, and some assembly/test that we had there. And I think we quantified that impact as about 1%. But again, that was just TI’s supply chain. What we tried to communicate was the first-order effect, which would be the customer, the direct customer impact of hard disk drives that were manufactured in Thailand. And then maybe even a second-order effect of PC manufacturers that couldn’t get hard disk drives, that might be weaker than otherwise expected. And again, we didn’t, we had some estimates there, but clearly that is having impact. Certainly the first-order effect.

I don’t know how much to – we’re not the best source to be able to comment on the PC manufacturers. Clearly, they’re going to be impacted by the same macro considerations that every other market segment is, so they likely would have been weak anyway. Was that weakness exacerbated by a lack of storage? I don’t know.

Did you have a follow-on, Chris – or, Craig – I’m sorry.

<Q – Craig Ellis – Caris & Co., Inc.>: Yeah, thanks. Yeah, no problem, Ron, thanks. With one of the design wins you have with OMAP 4, the Kindle Fire, you’ve done a good job getting other content in there, like Wi-Fi. As you look at your design-in funnel, with Ice Cream Sandwich systems, do you see a greater propensity of those design wins bundling more TI content, or how do we think about your ability to attach other components when you get that OMAP 4 design win?

<A – Ron Slaymaker – Texas Instruments Incorporated>: I would describe that as pretty strong. No guarantees, but usually, almost always when we win OMAP, we’ll add some power management, analog-type products attached to it and then sometimes, connectivity. We don’t bundle the two, so there will be places we sell connectivity without OMAP, there will be places we sell OMAP without connectivity, and then there will be customers we sell both into. But, almost always, when we sell OMAP customers just find it more convenient to work with TI on a lot of the analog products such as power management as well as our sale forces is trained to work their way through those customer systems and pick up as much of that companion analog content as they possibly can. I would say when we sell OMAP we usually do very well selling other products outside of OMAP as well.

Okay, Craig, thank you for your questions.

Before we end the call let me remind you that the replay is available on our website. Thank you and good evening.

Operator: This does conclude today’s conference. Thank you for your participation.